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                                                                   EXHIBIT 10(d)

                         AMENDED EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between Columbia State Bank, a Washington banking corporation ("Columbia Bank") together with Columbia Banking System, Inc., a Washington corporation ("CBSI") (collectively, the "Employer"), and J. JAMES GALLAGHER (the "Executive"). This Agreement shall become effective as of July 1, 1998.

                                   RECITALS

     1. Executive has served as outside legal counsel to Employer and has substantial knowledge of Employer's affairs and of the business of financial institutions in general. Employer has incurred substantial growth and is looking to continue expansion of its operations, with the assistance of Executive. Executive and Employer entered into an Employment Agreement effective as of July 1, 1998.

     2.   This Agreement was amended and restated in June 1999.

     3. Effective January 1, 2000, Executive was appointed to serve as Chief Executive Officer of CBSI, in addition to his position as Vice Chairman of CBSI and Columbia Bank. Employer and Executive desire to amend and restate this Agreement to reflect the change in position of Executive.

     In consideration of the mutual promises made in this Agreement, the parties agree as follows:

                                   AGREEMENT

     1.   Employment.

     Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Agreement.

     2.   Term.

     The term of this Agreement will commence as of July 1, 1998, and will continue until June 30, 2003, unless extended or sooner terminated as provided in this Agreement.

     3.   Duties.

               (a) Executive will be Vice-Chairman and Chief Executive Officer of CBSI and Vice Chairman of Columbia Bank. In such capacities, and subject to the authority of the Board of Directors of CBSI and Columbia Bank, as appropriate, (i) Executive will have general management of the business of CBSI;
(ii) will be specifically responsible for strategic planning, merger and acquisition activity, and legal and regulatory compliance of Columbia
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Bank; and (iii) will perform such other tasks in connection with the affairs of
Columbia Bank that are normal and customary to the position he will hold.

               (b) Executive will perform such other duties as may be appropriate to his position and as may be prescribed from time to time by the Board, or that are provided in the Bylaws of CBSI or Columbia Bank.

               (c) Executive will devote his best efforts and all necessary time, attention, and effort to the business and affairs of Employer and its affiliates, as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement. He may delegate such of his duties as he sees fit to the other officers of CBSI or its subsidiaries.

     4.   Salary, Bonus, and Other Compensation.

          4.1  Salary.

               (a) during the term of this Agreement, Employer will pay Executive an annual (calendar year) base salary of not less than $175,000 per year (payable at the rate of $14,583.33 per month) beginning July 1, 1998.

               (b) Columbia Bank will guarantee payment of any portion of Executive's compensation that may be allocated to a subsidiary of CBSI.

               (c) If this Agreement terminates prior to June 30, 2003, then Employer will pay Executive such greater or lesser amount of the agreed compensation as provided in Section 5.

          4.2 Bonus. Executive will be eligible to participate in the bonus pools, if any, that the Board of Columbia Bank or CBSI may establish for senior executives, either under an executive incentive plan or otherwise.

          4.3 1998 Restricted Stock Award. In order to further incent Executive in his employment as a senior executive officer, CBSI hereby grants and issues to and in the name of the Executive as a Restricted Stock Award a total of fifteen thousand (15,000) shares of the no par value common stock of CBSI (the "1998 Shares"). The date of grant is July 1, 1998. The terms and conditions of the Restricted Stock Award are as set forth in the Restricted Stock Award Agreement with Executive effective as of July 1, 1998.

          4.4 Benefits. In addition to the base salary and bonus payable or potentially payable to Executive pursuant to this Section 4, Executive will be entitled to receive benefits similar to those offered to other senior executives of Employer.

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     5.   Termination of Agreement.

          5.1  Early Termination.

               (a) This Agreement may be terminated at any time by the Board of Employer or by Executive, and it shall terminate upon Executive's death or disability. Any termination by the Board of Employer other than termination for cause (as defined below) shall not prejudice Executive's right to compensation or other benefits under this Agreement. Except as provided in Section 7, if Executive voluntarily terminates his employment before June 30, 2003 he will be entitled to such payments as he would have the right to receive upon termination for cause under subsection 5.1(b).

               (b) Except as provided in Section 7, if Employer terminates this Agreement without cause, Employer shall pay Executive upon the effective date of such termination all salary earned, benefits accrued and all reimbursable expenses hereunder incurred through such termination date and, in addition, liquidated damages in an amount equal to the greater of (i) two years' salary, or (ii) salary for the then-remaining term of the Agreement payable hereunder; in such event, all forfeiture provisions regarding the Restricted Stock Award shall lapse. If Employer terminates this Agreement for cause, Employer shall pay Executive upon the effective date of such termination only such salary earned, benefits accrued and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for any period after termination for cause.

               (c)  For purposes of this Agreement, the term "cause" shall mean
(i) willful misfeasance or gross negligence in the performance of his duties;
(ii) conduct demonstrably and significantly harmful to Employer (including willful violation of any final cease and desist order applicable to Employer or a financial institution subsidiary); or (iii) conviction of a felony. For purposes of this Agreement, "disability" shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. The Board or the Committee, acting in good faith, shall make the final determination of whether Executive is suffering under any disability as herein defined and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by Executive and the Board or the Committee at Employer's expense.

               (d) In the event of termination of this Agreement by reason of Executive's death or disability, all forfeiture provisions regarding the Restricted Stock Award shall lapse.

          5.2 Obligations. Except as otherwise provided in Section 7 or in a particular option grant, Executive's rights, if any, to vested but unexercised stock options will continue for a period of one year after early termination, other than termination for cause. In the case of termination for cause, Executive's unvested stock options, if any, shall terminate immediately.

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     6.   Restrictive Covenant.

          6.1  Noncompetition.

               (a) Executive agrees that except as otherwise set forth in this Agreement, he will not, during the term of this Agreement and for a period of two years after the later of (i) expiration of the term of this Agreement, or
(ii) completion of service as an active executive officer and/or Board member of CBSI or Columbia Bank, directly or indirectly, become interested in, as principal shareholder, director, or officer, any financial institution (other than an institution controlled by, controlling, or under common control with Employer and its affiliates) that competes within the State of Washington with Employer or any of its affiliates, with respect to activities of the type performed by such companies within such service area immediately prior to Executive's termination.

               (b) The restrictions concerning competition after termination as contained in this Section 6.1 shall apply only in the event that Executive voluntarily terminates his employment with Employer without good reason. For purposes of this Agreement, termination for "good reason" shall mean termination by Executive as a result of any material breach of this Agreement by Employer, or any diminution of duties of Executive by the Board of either Columbia Bank or CBSI. The provisions restricting competition by Executive may be waived by the Employer.

          6.2  Noninterference. During the noncompetition period described in
Section 6.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any other employee of Employer or its affiliates.

          6.3 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenants set forth above is unreasonably broad, the parties authorize such court or administrative body to narrow the covenants so as to make it reasonable, given all relevant circumstances, and to enforce such revised covenants. The covenants in this paragraph shall survive termination of this Agreement.

     7.   Change of Control.

          7.1 Benefits. The parties recognize that a "change of control" of Employer (as defined in Section 7.2) could be detrimental to Executive's continued employment. Accordingly, in order to give further assurances to the Executive to enter into this Agreement, if:

               (a)  There is a change of control of CBSI; and either

               (b) Within 730 days of such change in control, Executive terminates his employment with Employer; or

               (c) At any time from and after sixty days prior to the public announcement by Employer of a transaction that will result in the change of control, Employer (or its successor) terminates Executive's employment without cause, then Executive, as of the

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date of termination of his employment, subject to the remaining provisions of this Section 7.1, shall be paid or provided with: (i) continued payment of his base salary and all benefits provided for in this Agreement until two years following termination or June 30, 2003, whichever is longer; and (ii) vesting of all stock options and lapse of all restrictions with respect to the Restricted Stock Award shall occur. The provisions of this Section 7.1 shall survive expiration of the term of the Agreement.

          7.2 Definitions. For purposes of this Agreement, the term "change of control" shall mean the occurrence of one or more of the following events:

               (a) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of CBSI's outstanding common stock;

               (b) Replacement of a majority of the incumbent directors of CBSI or Columbia Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; or

               (c) Dissolution, or sale of fifty percent or more in value of the assets, of either CBSI or Columbia Bank.

          7.3 Reimbursement. In the event the provisions of this Section 7.3 result in imposition of a tax on Executive under the provisions of Internal Revenue Code (S) 4999, Employer agrees to reimburse Executive for the same, exclusive of any tax imposed by reason of receipt of reimbursement under this
Section 7.3.

     8.   Miscellaneous.

          8.1 This Agreement contains the entire agreement between the parties with respect to Executive's employment with Employer and his covenant not to compete with Employer and its affiliates, and is subject to modification or amendment only upon amendment in writing signed by both parties.

          8.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties, except that Employer's rights and obligations may not be assigned. The provisions of Section
6.1 of this Agreement are intended to confer upon CBSI and its subsidiaries and affiliates the benefits of Executive's covenant not to compete.

          8.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

          8.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules ("MAR") adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as

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stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney's fees to the prevailing party or parties.

          8.5 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:


Employer:     1102 Broadway            Executive:     23 Lagoon Lane North
              Tacoma, WA  98402                       Lakewood, WA  98498


                                       COLUMBIA STATE BANK


                                       By: /s/ W.W. Philip
                                           ------------------------------
                                           W.W. Philip
                                           Its Chairman

                                       COLUMBIA BANKING SYSTEM, INC.


                                       By: /s/ W.W. Philip
                                           ------------------------------
                                           W.W. Philip
                                           Its Chairman


                                       EXECUTIVE


                                       /s/ J. James Gallagher
                                       ----------------------------------
                                       J. JAMES GALLAGHER


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